Exhibit 99.1

Nektar Therapeutics Reports Second Quarter 2022 Financial Results

SAN FRANCISCO, August 4, 2022 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the second quarter ended June 30, 2022.

Cash and investments in marketable securities at June 30, 2022, were approximately $628.2 million as compared to $798.8 million at December 31, 2021, which is expected to support operations into 2025.

“Over the last several months, we developed and began implementing a new strategic plan that prioritizes specific investment into the most promising biologic therapeutic candidates in the pipeline, NKTR-358, NKTR-255, and key research programs,” said Howard W. Robin, President and CEO of Nektar. “With our partner, Eli Lilly, NKTR-358 is advancing, and we will be presenting in September data from a Phase 1b study in atopic dermatitis patients and in the first half of 2023 data from a Phase 2 study in lupus patients. Our plan provides Nektar with the opportunity to create significant value for our shareholders and to focus our internal development efforts on the potential of NKTR-255, our wholly owned IL-15 program, in combination with cell therapies and other mechanisms in both liquid and solid tumor settings. Importantly, we also have the required capital to fund our pipeline to reach potential value-inflection points for each program.”

Summary of Financial Results

Revenue, which primarily includes non-cash royalty revenue, in the second quarter of 2022 was $21.6 million as compared to $28.3 million in the second quarter of 2021. Revenue for the first half of 2022 was $46.4 million as compared to $52.0 million in the first half of 2021. Total operating costs and expenses in the second quarter of 2022 were $174.4 million as compared to $138.5 million in the second quarter of 2021. Total operating costs and expenses in the first half of 2022 were $315.8 million as compared to $271.6 million in the first half of 2021. Operating costs and expenses for both the second quarter and first half of 2022 include $57.3 million in non-cash impairment charges and $27.8 million in severance expense relating to the wind down of the bempegaldesleukin program.

R&D expense in the second quarter of 2022 was $42.7 million as compared to $101.3 million for the second quarter of 2021. For the first half of 2022, R&D expense was $150.0 million as compared to $196.9 million in the first half of 2021. R&D expense decreased for both the second quarter and first half of 2022 due to the wind down of the bempegaldesleukin program.

G&A expense was $20.5 million in the second quarter of 2022 and $29.6 million in the second quarter of 2021. For the first half of 2022, G&A expense was $47.9 million as compared to $61.2 million in the first half of 2021. G&A expense decreased for both the second quarter and first half of 2022 due to the wind down of the bempegaldesleukin program.

We recorded $106.0 million in restructuring, impairment and other costs of terminated program in the second quarter of 2022, related to the wind down of the bempegaldesleukin program. This includes the $57.3 million in non-cash lease and equipment impairment charges, $27.8 million in severance expense and $21.0 million primarily for clinical trial and related employee compensation costs for the bempegaldesleukin program.

Net loss for the second quarter of 2022 was $159.1 million or $0.85 basic and diluted loss per share as compared to a net loss of $125.5 million or $0.69 basic and diluted loss per share in the second quarter of 2021. Net loss in the first half of 2022 was $249.5 million or $1.34 basic and diluted loss per share as compared to a net loss of $248.5 million or $1.37 basic and diluted loss per share in the first half of 2021.

Second Quarter 2022 and Recent Business Highlights:

●	In May 2022, the interim assessment committee (IAC) reviewed interim efficacy and safety data from the ongoing Phase 2 double blinded, placebo-controlled study of NKTR-358 in 280 patients with systemic lupus erythematosus and recommended that the Phase 2 study continue to completion without modification. The study, which is being conducted by Eli Lilly in partnership with Nektar, will continue as planned and no further unblinding of study data will occur. The IAC review included unblinded interim data from approximately 60% of patients who completed the 24-week treatment period.

●	In July 2022, Nektar announced the promotion of Jillian B. Thomsen to Senior Vice President (SVP) & Chief Financial Officer. Ms. Thomsen has served as SVP, Finance & Chief Accounting Officer of Nektar since 2008, and is a key member of our Executive Committee.

Conference Call to Discuss Second Quarter 2022 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, Thursday, August 4, 2022.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investors section of the Nektar website: https://ir.nektar.com/. The web broadcast of the conference call will be available for replay through September 4, 2022.

To access the conference call, follow these instructions:

Dial: (833) 634-2591 (U.S); (412) 317-6040 (international)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this press release, or explained on the conference call, related information will be made available on the Investors section of the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar Therapeutics

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly owned R&D pipeline of investigational medicines in oncology, immunology, and inflammatory diseases as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “may,” “extend,” “potential,” “create,” “provide”” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of, and future development plans for NKTR-358, NKTR-255 and our other drug candidates in research programs, the prospects and plans for our collaborations with other companies,  the timing of the initiation of clinical studies and the data readouts for our drug candidates, and our expectations (including our expected charges and cost savings) following our corporate restructuring, reorganization and workforce reduction, and our expected working capital our cash runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of  NKTR-358, NKTR-255 and our other drug candidates are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) NKTR-358, NKTR-255 and our other drug candidates are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in ongoing clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) NKTR-358, NKTR-255 and our other drug candidates are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected costs savings we expect from the restructuring and reorganization, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2022. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Vivian Wu of Nektar Therapeutics

628-895-0661

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2022	December 31, 2021(1)
ASSETS
Current assets:
Cash and cash equivalents	$77,545	$25,218
Short-term investments	541,771	708,737
Accounts receivable	10,006	22,492
Inventory	16,969	15,801
Other current assets	19,245	23,333
Total current assets	665,536	795,581

Long-term investments	8,928	64,828
Property, plant and equipment, net	39,792	60,510
Operating lease right-of-use assets	68,996	117,025
Goodwill	76,501	76,501
Other assets	2,234	2,744
Total assets	$861,987	$1,117,189

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	12,346	9,747
Accrued compensation	30,323	15,735
Accrued clinical trial expenses	29,234	26,809
Other accrued expenses	13,035	15,468
Operating lease liabilities, current portion	20,047	17,441
Total current liabilities	104,985	85,200
Operating lease liabilities, less current portion	119,415	125,736
Development derivative liability	-	27,726
Liabilities related to the sales of future royalties, net	176,775	195,427
Other long-term liabilities	2,080	3,592
Total liabilities	403,255	437,681

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,549,360	3,516,641
Accumulated other comprehensive loss	(8,191)	(4,157)
Accumulated deficit	(3,082,456)	(2,832,995)
Total stockholders' equity	458,732	679,508
Total liabilities and stockholders' equity	$861,987	$1,117,189

(1)	The consolidated balance sheet at December 31, 2021 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Revenue:
Product sales	$5,312	$7,846	$11,000	$12,641
Non-cash royalty revenue related to the sales of future royalties	16,264	20,456	33,825	39,254
License, collaboration and other revenue	9	28	1,582	82
Total revenue	21,585	28,330	46,407	51,977

Operating costs and expenses:
Cost of goods sold	5,115	7,667	10,430	13,423
Research and development	42,740	101,313	149,993	196,917
General and administrative	20,521	29,555	47,860	61,234
Restructuring, impairment and other costs of terminated program	106,045	-	107,520	-
Total operating costs and expenses	174,421	138,535	315,803	271,574

Loss from operations	(152,836)	(110,205)	(269,396)	(219,597)

Non-operating income (expense):
Change in fair value of development derivative liability	-	(2,713)	33,427	(4,312)
Non-cash interest expense on liabilities related to the sales of future royalties	(7,228)	(13,089)	(14,757)	(26,385)
Interest income and other income (expense), net	1,096	845	1,491	2,257
Total non-operating expense, net	(6,132)	(14,957)	20,161	(28,440)

Loss before provision for income taxes	(158,968)	(125,162)	(249,235)	(248,037)

Provision for income taxes	100	357	226	449
Net loss	$(159,068)	$(125,519)	$(249,461)	$(248,486)

Basic and diluted net loss per share	$(0.85)	$(0.69)	$(1.34)	$(1.37)

Weighted average shares outstanding used in computing basic and diluted net loss per share	186,800	182,698	186,323	182,038

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(249,461)	$(248,486)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to the sales of future royalties	(33,825)	(39,254)
Non-cash interest expense on liabilities related to the sales of future royalties	14,757	26,385
Change in fair value of development derivative liability	(33,427)	4,312
Non-cash research and development expense	4,951	5,795
Stock-based compensation	32,064	47,612
Depreciation and amortization	7,171	7,090
Impairment of right-of-use assets and property, plant and equipment	57,321	-
Amortization of premiums (discounts), net and other non-cash transactions	700	4,090
Changes in operating assets and liabilities:
Accounts receivable	12,486	10,018
Inventory	(1,168)	676
Operating leases, net	1,486	2,260
Other assets	7,627	11,585
Accounts payable	2,833	(2,101)
Accrued compensation	14,588	14,133
Other accrued expenses	(1,520)	(4,101)
Net cash used in operating activities	(163,417)	(159,986)

Cash flows from investing activities:
Purchases of investments	(247,014)	(527,887)
Maturities of investments	466,423	612,419
Sales of investments	-	5,035
Purchases of property, plant and equipment	(4,983)	(6,157)
Net cash provided by investing activities	214,426	83,410

Cash flows from financing activities:
Proceeds from shares issued under equity compensation plans	655	28,523
Cash receipts from development derivative liability	750	1,500
Net cash provided by financing activities	1,405	30,023

Effect of foreign exchange rates on cash and cash equivalents	(87)	(57)
Net increase (decrease) in cash and cash equivalents	52,327	(46,610)
Cash and cash equivalents at beginning of period	25,218	198,955
Cash and cash equivalents at end of period	$77,545	$152,345

Supplemental disclosure of cash flow information:
Operating lease right-of-use assets recognized in exchange for lease liabilities	$-	$1,057